Exhibit 3.6.11

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CITATION LOST FOAM PATTERNS, LLC

Dated as of

JANUARY 8, 2009

OPERATING AGREEMENT

FOR

CITATION LOST FOAM PATTERNS, LLC

A Delaware Limited Liability Company

THIS OPERATING AGREEMENT is made on January 8, 2009 between Citation Lost Foam Patterns, LLC, a Delaware limited liability company, and the Member of the Company who agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

1.1 “Act” means the Delaware Limited Liability Company Act, being Title 6, Section 18-101, et. seq., as may be amended.

1.2 “Admission Agreement” means the agreement executed by any new Member or by any assignee of any membership interest whereby the new Member agrees to be bound by the terms and conditions of this Agreement, the Formation Certificate and any other applicable laws or bylaws. The Admission Agreement shall have the terms and conditions as required by the Manager.

1.3 “Agreement” means this Agreement as it may be amended in accordance with the provisions of Section 8.3 hereof.

1.4 “Capital Account” means the financial record kept by the Company for each Member reflecting any and all capital transactions including, but not necessarily limited to, any capital contributions and any recognized gains or losses of the Company for tax purposes, for each Member in accordance with the terms of this Agreement.

1.5 “Capital Commitment” means the amount which each Member agrees from time to time to contribute to the capital of the Company.

1.6 “Code” means the United States Internal Revenue Code of 1986, as amended.

1.7 “Company” means Citation Lost Foam Patterns, LLC, a Delaware limited liability company.

1.8 “Formation Certificate” means the Certificate of Formation filed by the Company with the Secretary of State of the State of Delaware.

1.9 “Member(s)” shall collectively refer to the persons who have an ownership interest in the Company and who either execute this Agreement or who shall hereafter be admitted as members of the Company. The term “Member” means any individual who is one of the Members of the Company.

1.10 “Regulations” means the regulations issued by the United States Department of Treasury under the Code.

1.11 “Sharing Ratio” means the percentage interest of each Member in the total capital of the Company as adjusted from time to time to reflect changes in the Capital Accounts of the Members and the total capital in the Company.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Formation Certificate with the Secretary of State of the State of Delaware.

2.2 Name. The name of the Company shall be Citation Lost Foam Patterns, LLC. The Company may also conduct its business under one or more assumed names.

2.3 Purpose. The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

2.4 Duration. The Company shall continue in existence for the period fixed in the Formation Certificate as the duration of the Company or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.5 Effective Date. This Agreement shall be effective as of the earliest of the date of this Agreement and the date of filing of the Formation Certificate and shall continue until terminated.

2.6 Registered Office and Resident Agent. The Registered Office and Resident Agent of the Company shall be as designated in the initial Formation Certificate or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Resident Agent shall ever resign, the Company shall promptly appoint a successor.

2.7 Conflicts of Interest.

2.7.1 Nothing herein shall be construed to prevent any Member, or any entity in which such person may have an interest, from dealing with the Company in the following circumstances: (a) with the consent of the Members or (b) if (i) the compensation paid or promised for such goods or services is reasonable and is paid only for goods and services actually furnished to the Company, (ii) the goods or services to be furnished shall be reasonable for and necessary to the Company, (iii) the terms for the furnishing of such goods or services shall be at least as favorable to the Company as would be attainable in an arms-length transaction; and (iv) all compensation paid is disclosed to all Members. The burden of proving reasonableness with respect to transactions described in Subsection 2.7.1(b) above shall be upon the Member receiving the payment.

2.7.2 The Members may have other business interests and may engage in other activities in addition to those relating to the Company. The other business interests and activities of the Members may be of any nature or description and may be engaged in independently or with other Members. Neither the Company nor any Member shall have any right, by virtue of this Agreement or the Company created hereby, in or to such other ventures or activities of a Member or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

ARTICLE 3

BOOKS, RECORDS AND ACCOUNTING

3.1 Books and Records. The Company shall maintain complete and accurate books and records of the Company’s business and affairs as required by the Act and such books and records shall be kept at the Company’s Registered Office. The Company shall also maintain at its offices a list of the names and addresses of all Members, which any Member or his or her designated representative may inspect during business hours upon reasonable notice to the Company.

3.2 Fiscal Year; Accounting. The Company’s fiscal year shall be the calendar year. The accounting methods and principles to be followed by the Company shall be selected by the Members from time to time.

3.3 Reports. Reports concerning the financial condition and results of operation of the Company and the Capital Accounts of the Members shall be provided to the Members in the time, manner and form as the Members determine. Such reports shall be provided at least annually as soon as practicable after the end of each calendar year and shall include a statement of each Member’s share of profits and other items of income, gain, loss, deduction and credit

3.4 Member’s Accounts. Separate Capital Accounts for each Member shall be maintained by the Company, Each Member’s Capital Account shall reflect the Member’s capital contributions and increases for the Member’s share of any net income or gain of the Company, Bach Member’s Capital Account shall also reflect decreases for distributions made to the Member and the Member’s share of any losses and deductions of the Company.

3.5 Distribution of Assets. If the Company at any time distributes any of its assets in-kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined below) of the net profits or net losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

3.6 Sale or Exchange of Interest. In the event of a sale or exchange of some or all of a Member’s interest in the Company, the Capital Account of the transferring Member shall become the Capital Account of the assignee, to the extent it relates to the portion of the interest transferred.

3.7 Compliance with Section 704(b) of the Code. The provisions of this Agreement as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gains and credits pursuant to this Agreement to have substantial economic effect under the Regulations promulgated under §704(b) of the Code, in view of the distributions and capital contributions made pursuant to this Agreement.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.1 Commitments and Contributions. The Member shall make such Capital Commitments as agreed from time to time. The Sharing Ratio for the initial Member is set forth in Exhibit A. Any additional Member (other than an assignee of a membership interest who has been admitted as a Member) shall make the capital contribution set forth in an Admission Agreement. No interest shall accrue on any capital contribution and no Member shall have any right to withdraw or to be repaid any capital contribution except as provided in this Agreement.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations. Except as may be required by the Code or this Agreement, net profits, net losses, and other items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

5.2 Distributions. Distributions may be made to the Members from time to time after the Members determine in their reasonable judgment, that the Company has sufficient cash on hand which exceeds file current and the anticipated needs of the Company to fulfill its business purposes (including, needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any). All distributions shall be made to the Members in accordance with their Sharing Ratios. Distributions shall be in cash or property or partially in both, as determined by the Members. No distribution shall be declared or made if, after giving it effect, it would violate the provisions of applicable law governing the permissibility of distributions by limited liability companies to their members.

5.3 Liquidation. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Dissolution has been filed as required by the Act. Upon dissolution of the Company, the business and affairs of the Company shall be wound up and the Company liquidated as rapidly as business circumstances permit. The Members shall agree on the appointment of a liquidating trustee (who may or may not be a Member). The assets of the Company shall be liquidated and the proceeds thereof shall be distributed (to the extent permitted by applicable law) in the following order: (a) first, to creditors; (b) second, for reserves reasonably required to provide for liabilities (contingent or otherwise) of the Company; (c) third, to each Member in an amount equal to such Member’s positive Capital Account balance; and (d) fourth, pro rata to Members based upon their Sharing Ratios.

ARTICLE 6

DISPOSITION OF MEMBERSHIP INTERESTS

6.1 Assignment of Right to Receive Distributions. A Member may assign such Member’s right to receive distributions from the Company in whole or in part at any time upon execution of a written agreement between the assigning Member and the assignee. The assignment of such right does not itself entitle the assignee to participate in the management and affairs of the Company or to become a Member. Such assignee is only entitled to receive, to the extent assigned, the distributions the assigning Member would otherwise be entitled. The assigning Member shall remain a Member and retain all rights and powers of a Member.

6.2 Charging Order. Any Member whose membership interest is subject to a charging order as provided in Section 703 of the Act shall remain a Member and retain all rights and powers of a Member except the right to receive distributions to the extent charged. The judgment creditor shall have only the rights of an assignee of a membership interest as provided in Section 6.1.

6.3 Transfer of Membership Interest. A Member may only assign, transfer or encumber such Member’s membership interest, in whole or in part, upon the affirmative vote of the Members holding a majority of the total Sharing Ratios, No membership interest shall be transferred if: (i) the disposition would not comply with all applicable state and federal securities laws and regulations; or (ii) the transferee of the membership interest fails to execute an Admission Agreement, and to provide the Managers with the information and other agreements that the Company may require in connection with such a transfer. If admitted, the substitute member has, to the extent assigned, all of the rights and powers, and is subject to all of the restrictions and liabilities of a Member under the Formation Certificate, this Agreement, and the Act.

ARTICLE 7

MEMBERS

7.1 Voting. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Notwithstanding the foregoing, the Members shall have the right to vote on each of the matters identified in Section 8.3 of this Agreement.

7.2 Required Vote. Unless a greater vote is required by the Act, the Formation Certificate or this Agreement, the affirmative vote or consent of Members entitled to vote or consent on such matter assuring a majority of the Sharing Ratios of all Members is required to take or approve any action requiring a Member vote.

7.3 Consent. Any action required or permitted to be taken by the Members may be taken without a meeting, without prior notice, and without a vote. The consent must be in writing, set forth the action so taken, and be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all membership interests entitled to vote on the action were present and voted. Every written consent shall bear the date and signature of each Member who signs the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.

ARTICLE 8

MANAGEMENT

8.1 Management of Business. The Company shall be managed by two (2) Managers, (referred to in this Agreement as “Manager” or “Managers”). The initial managers shall be Douglas J. Grimm and Louis R. Lavorata. The terms, duties, compensation and benefits, if any, of the Managers shall be determined by the Members and by this Agreement If there is more than one Manager and a vote of the Managers is required for any purpose, then each Manager shall have one vote regardless of the Sharing Ratio of any Manager. A Manager need not be a Member.

8.2 General Powers of Managers. Except as may otherwise be provided in this Agreement, the ordinary and usual decisions concerning the business and affairs of the Company shall be made by the Managers. Each Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, the power to: (a) purchase, lease or otherwise acquire any real or personal property; (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange or otherwise dispose of, or encumber any real or personal property; (c) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (d) borrow money, incur liabilities, and other obligations; (e) enter into any and all agreements and execute any and all contracts, documents and instruments; (f) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (g) establish pension plans, trusts, profit sharing plans and other benefit and incentive plans for Members, employees and agents of the Company; (h) obtain insurance covering the business and affairs of the Company and its property and on the lives and well being of its Member employees and agents; (i) commence, prosecute or defend any proceeding in the Company’s name; and (j) participate with others in partnerships, joint ventures and other associations and strategic alliances.

8.3 Limitations. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Manager on behalf of the Company except by vote of the Members holding a majority of the Sharing Ratios of all Members with respect to (a) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company other than in the ordinary course of business; (b) any merger; (c) any mortgage, grant of security interest, pledge or encumbrance upon all or substantially all of the assets and property of the Company; (d) any amendment or restatement of the Formation Certificate or this Agreement; (e) the dissolution of the Company; or (f) any act that would contravene any provision of the Formation Certificate or this Agreement or the Act.

8.4 Vacancies. Any Manager vacancy shall be filled by a vote or written consent of the Members holding a majority of the Sharing Ratios of all Members. Each Manager so elected shall hold office until his successor is elected by the Members. A Manager vacancy or vacancies shall be deemed to exist in case of the death, resignation or removal of any Manager.

8.5 Removal. Managers may be removed for cause upon an affirmative vote of a majority of the Sharing Ratios of all Members. Managers may be removed without cause upon vote of the Members.

8.6 Appointments. The Managers may from time to time appoint any Member or employee of the Company to perform such duty or duties as are provided to the Managers under this Agreement. Such appointment shall specify the nature of the duty or duties appointed and the time period during which such appointment shall exist.

8.7 Tax Matters Partner. Citation Corporation shall be the “tax matters partner” and, as such, shall be solely responsible for representing the Company in all dealings with the internal Revenue Service and any state, local, and foreign tax authorities, but the tax matters partner shall keep the other Members reasonably informed of any Company dealings with any tax agency.

ARTICLE 9 OFFICERS

9.1 General. Except as may otherwise be provided in this Agreement, including the rights and powers of the Managers and the Members set forth in this Agreement, the day to day operation of the business and affairs of the Company shall be conducted by the Officers. All Officers shall be appointed by, and shall serve at the will of, the Managers. The Officer positions shall include a President and any other Officer(s) positions as established by the Managers from time to time. Each Officer shall have the rights and duties specified in this Agreement or by the Managers if not contrary to the terms of this Agreement.

9.2 Term of Office, Resignation and Removal. An Officer shall hold office for the term for which elected or appointed and until the Officer’s successor is elected or appointed and qualified, or until the Officer’s resignation or removal. An Officer may resign by written notice to the President, or if the President is not available, or if the resigning Officer is the President, to the Managers. The resignation shall be effective upon its receipt by a person as above provided, or at a subsequent time specified in the notice of resignation. An Officer may be removed by the Managers with or without cause and with or without notice. The removal of an Officer shall be without prejudice to the Officer’s contract rights, if any. The election or appointment of an Officer does not of itself create contract rights. An Officer may be suspended by the President, pending action by the Managers.

9.3 Customary Rules. To the extent the powers and duties of the several Officers are not provided from time to time by resolution or other directive of the Managers, the Officers shall have all powers and shall discharge the duties customarily and usually held and performed by like officers of corporations or companies similar to the Company.

9.4 President. Except to the extent that powers and duties are reserved to the Members or the Managers under this Agreement, the President shall be the chief executive and administrative officer of the Company having all authorities normally associated therewith and has the power, on behalf of the Company, to do all things necessary or convenient to carry out the day to day operation of the business and affairs of the Company.

ARTICLE 10

EXCULPATION OF LIABILITY; INDEMNIFICATION

10.1 Exculpation of Liability. Unless otherwise provided by law or expressly assumed, a person who is a Member, Manager or Officer, shall not be liable to any other Member, Manager, Officer, the Company, or any third party for the acts, debts or liabilities of the Company.

10.2 Indemnification. Except as otherwise provided in this Article, the Company shall indemnify and hold harmless any Member, Manager or Officer and may indemnify and hold harmless any employee or agent of the Company who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Member, Manager, Officer, employee or agent of the Company against expenses, including attorneys fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that such person reasonably believed to be in the best interests of the Company and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful. To the extent that a Member, Manager, Officer, employee or agent of the Company has been successful on the merits or otherwise in defense of an action, suit or proceeding or in defense of any claim, issue or other matter in the action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses, including attorneys fees, incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Article, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made by a vote of the Members holding a majority in interest of the total Sharing Ratios of all Members who are not parties or threatened to be made parties to the action, suit or proceeding. Notwithstanding the foregoing to the contrary, no indemnification shall be provided to any Member, Manager, Officer, employee or agent of the Company for or in connection with the receipt of a financial benefit to which such person is not entitled, voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or a knowing violation of law.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

11.2 Article Headings. The Article headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

11.3 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

11.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between said parties with respect to the subject matter hereof.

11.5 Severability. The Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11.6 Notices. Any notice permitted or required under this Agreement shall be conveyed to the party at the address designated in writing by such party and will be deemed to have been given, when deposited in the United States mall, postage paid, or when delivered in person, or by courier or by facsimile transmission.

11.7 Binding Effect. Subject to the provision of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributes, heirs, successors and assigns.

11.8 Governing Law. This Agreement is being executed and delivered in the State of Delaware and shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

ACCEPTED AND AGREED:

Company			Member

CITATION LOST FOAM PATTERNS, LLC,			CITATION CORPORATION,
a Delaware limited liability company			a Delaware corporation

By:			By:

	Name:	Louis R. Lavorata		Name:	Louis R. Lavorata
	Its:	Manager		Its:	Sr. Vice President and CFO

EXHIBIT A

MEMBER	SHARING RATIO

Citation Corporation, a Delaware corporation	100%

FIRST AMENDMENT TO

OPERATING AGREEMENT

OF

CITATION LOST FOAM PATTERNS, LLC

This FIRST AMENDMENT (the “Amendment”) to the Operating Agreement (the “Operating Agreement”) of Citation Lost Foam Patterns, LLC, a Delaware limited liability company (“Company”), is made as of February 5, 2010, by the Company and its sole member, Grede II LLC, a Delaware limited liability company (the “Member”).

1. Purpose. The Company and Member entered into the Operating Agreement dated as of January 8, 2009. The consent of the Member is required to amend the Operating Agreement. The Member wants to amend the Operating Agreement as provided in this Amendment.

2. Amendment. The Member hereby adopts and approves, and the Company hereby acknowledges and agrees to, the amendment to the Operating Agreement as provided in this Section 2. All other terms and conditions of the Operating Agreement remain in full force and effect unchanged.

2.1 Section 6.3 of the Operating Agreement is amended and restated in its entirety to read as follows:

“6.3 Transfer of Membership Interest. A Member may only assign, transfer or encumber such Member’s membership interest, in whole or in part, upon the affirmative vote of the Members holding a majority of the total Sharing Ratios. No membership interest shall be transferred if: (i) the disposition would not comply with all applicable state and federal securities laws and regulations; or (ii) other than with respect to a pledge of a membership interest as security, the transferee of the membership interest fails to execute an Admission Agreement, and to provide the Managers with the information and other agreements that the Company may require in connection with such a transfer. If admitted, a substitute member has, to the extent assigned, all of the rights and powers, and is subject to all of the restrictions and liabilities of a Member under the Formation Certificate, this Agreement, and the Act.”

3. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, by facsimile or PDF transmission, each of which shall be deemed an original and all of which, when taken together, shall be deemed to and constitute the same Amendment.

Signature page to First Amendment to Operating Agreement of Citation Lost Foam Patterns, LLC dated February 5, 2010

ADOPTED AND APPROVED:

Member:

Grede II LLC, a Delaware limited liability company

By:

Douglas J. Grimm
Its:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Company:

Citation Lost Foam Patterns, LLC, a Delaware limited liability company

By:

Douglas J. Grimm
Its:	Manager